EXHIBIT 99.1

ESSA Bancorp, Inc. Announces Fiscal Third Quarter
and Fiscal Nine Months 2024 Financial Results

Stroudsburg, PA. – July 24, 2024 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.2 billion asset financial institution providing full service commercial and retail banking, asset management and trust, and investment services in eastern Pennsylvania, today announced financial results for the fiscal third quarter and fiscal nine months periods ended June 30, 2024.
Net income was $3.9 million, or $0.41 per diluted share, for the three months ended June 30, 2024, compared with $4.4 million, or $0.45 per diluted share, for the three months ended June 30, 2023. For the nine months ended June 30, 2024, net income was $12.8 million, or $1.34 per diluted share, compared with $13.9 million, or $1.44 per diluted share, for the nine months ended June 30, 2023.
Gary S. Olson, President and CEO, commented: “The Company delivered another quarter of steady earnings and enhanced shareholder value by focusing on operating efficiently, maintaining asset strength, and managing the diversity and risk characteristics of our loan, deposit and investment portfolios.
“Commercial and residential lending activity generated significant year-over-year interest income growth in the third quarter and year to date periods. At the same time, higher interest rates have continued to pressure margins, particularly the higher cost of interest-bearing liabilities including borrowings and retail deposits.
“Generating and retaining retail deposits continues to be one of the Bank’s key initiatives.  We have selectively adjusted rates on interest bearing accounts and avoided chasing customers by offering the highest rates.    We are committed to maintaining a desirable loan-to-deposit ratio.
“Expense management and asset quality are critical to supporting quality earnings. The 0.56% ratio of non-performing assets to total assets at June 30, 2024, reflected the ongoing strength of our credit and risk management practices, as did a reduction in the provision for credit losses based on anticipated risk.
“Noninterest expenses, including salaries and benefits, remained relatively flat year-over-year. We are committed to providing attractive compensation and benefits to retain an outstanding team of banking professionals. They have played a critical role in the Company’s performance, and in providing the financial solutions to our valued customers.”
THIRD QUARTER, NINE MONTHS OF 2024 HIGHLIGHTS
•
Total interest income increased 17.9% to $25.7 million in the third quarter of 2024 compared with the third quarter of 2023, and in the nine months of 2024 rose 28.1% to $77.4 million compared with the nine months of 2023, primarily reflecting ongoing repricing of commercial loans and increased yields from investment securities along with growth in total interest earning assets.

•	Total yield on average interest earning assets increased to 5.02% for the quarter ended June 30, 2024, from 4.60% for the quarter ended June 30, 2023.
•
Total interest expense increased 76.3% to $11.5 million in the third quarter of 2024 compared with the third quarter of 2023, and in the nine months of 2024 rose 132.4% to $33.5 million compared with the nine months of 2023, primarily reflecting ongoing repricing of deposits and borrowed funds along with growth in total interest-bearing liabilities.

•	Total cost of interest-bearing liabilities increased to 2.80% for the quarter ended June 30, 2024, from 1.75% for the quarter ended June 30, 2023.
•
Net interest income before the provision for credit losses for the third quarter and nine months of 2024 was $14.2 million and $43.9 million, respectively, compared with $15.2 million and $46.0 million in the 2023 periods, respectively. Both 2024 periods reflected higher interest expenses compared with a year earlier.

•
The provision for credit losses for the three months ended June 30, 2024, was a release of $347,000 compared to a provision of $150,000 for the three months ended June 30, 2023.  The provision for the nine-month period in 2024 was a release of $1.2 million compared to a provision of $450,000 for the same period in 2023.

•	Total net loans at June 30, 2024, increased to $1.71 billion from $1.68 billion at September 30, 2023.
•
Lending activity was highlighted by 3.1% growth in commercial real estate loans to $847.6 million at June 30, 2024, from $822.0 million at September 30, 2023. Residential mortgages increased $87,000 from September 30, 2023, net of the sales of $15.2 million of mortgage loans during the same period.

•
Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.56% at June 30, 2024, compared to 0.63% at September 30, 2023. The allowance for credit losses to total loans was 0.89% at June 30, 2024, compared with 1.09% at September 30, 2023.  Charge-offs net of recoveries for the nine months ended June 30, 2024, resulted in a net recovery of $137,000.

•
Total deposits were $1.55 billion at June 30, 2024, with lower-cost core deposits (demand, savings and money market accounts) comprising 64% of total deposits. Total deposits were $1.66 billion at September 30, 2023, with core deposits comprising 70% of total deposits.  Uninsured deposits were 26% of total deposits at June 30, 2024, including approximately $149.1 million of fully collateralized municipal deposits.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 9.8% at June 30, 2024.
•
Measures of shareholder value demonstrated growth. Tangible book value per share at June 30, 2024, increased to $20.89 from $19.80 at September 30, 2023. Total stockholders’ equity increased to $225.5 million at June 30, 2024, from $219.7 million at September 30, 2023. The Company further enhanced shareholder value by repurchasing 303,609 ESSA shares in the first fiscal quarter of 2024.

Fiscal Third quarter and Year-to-date 2024 Income Statement Review
Total interest income increased to $25.7 million for the third quarter of fiscal 2024 compared with $21.8 million a year earlier, reflecting interest earning asset growth and an increase in the total yield on average interest earning assets to 5.02% from 4.60%.
Total interest income increased to $77.4 million for the nine months ended June 30, 2024, compared with $60.4 million a year earlier, reflecting interest-earning asset growth and an increase in the total yield on average interest earning assets to 4.96% from 4.38%.
Interest expense was $11.5 million for the third quarter of 2024, compared with $6.5 million for the same period in 2023, reflecting growth in interest-bearing liabilities and increased interest rates on deposits and short-term borrowings. The Company’s cost of interest-bearing liabilities was 2.80% in the 2024 third quarter compared with 1.75% for the same quarter in 2023.

Interest expense was $33.5 million for the nine months ended June 30, 2024, compared with $14.4 million for the same period in 2023, reflecting growth in interest-bearing liabilities and increased interest rates on deposits and short-term borrowings.  The Company’s cost of interest-bearing liabilities was 2.66% for the nine-month period in fiscal 2024 compared with 1.34% for the same period in fiscal 2023.
Net interest income before (release of) provision for credit losses was $14.2 million in the third quarter of 2024 compared with net interest income before provision for credit losses of $15.2 million in the third quarter of 2023. In the nine months of 2024, net interest income before (release of) provision for credit losses was $43.9 million compared with net interest income before provision for credit losses in the nine months of 2023 of $46.0 million.
The net interest margin for the third quarter of 2024 was 2.77% compared with 3.22% for the comparable period of fiscal 2023. For the three months ended June 30, 2024, the Company’s return on average assets and return on average equity were 0.72% and 6.96%, compared with 0.88% and 7.97%, respectively, for the comparable period of fiscal 2023.
The net interest margin for the nine months ended June 30, 2024, was 2.81% compared with 3.34% for the comparable period of fiscal 2023. For the nine months ended June 30, 2024, the Company’s return on average assets and return on average equity were 0.78% and 7.68%, compared with 0.96% and 8.52%, respectively, for the comparable period of fiscal 2023.
 The provision for credit losses decreased $497,000 for the third quarter of fiscal 2024 compared to the same fiscal quarter of 2023.  The decrease was primarily driven by a decrease in expected losses in the loan portfolio, including unfunded commitments.
The provision for credit losses decreased $1.7 million for the nine months ended June 30, 2024, compared to the same period in 2023.  The decrease was primarily driven by a decrease in expected losses in the loan portfolio, including unfunded commitments.
Noninterest income was $2.1 million for the third quarter of 2024, compared with $1.9 million a year earlier. The three-month year-over-year comparison reflected increases in other noninterest income, loan swap fees, gain on loan sales and service fees on loans, offset by decreases in service fees on deposits in addition to a decrease in trust and investment fees.
Noninterest income was $6.1 million for the nine months ended June 30, 2024, compared with $5.9 million a year earlier.  The nine-month year-over-year comparison reflected increases in gain on loan sales and in other noninterest income offset by decreases in service fees on deposits and loans along with a decrease in insurance commissions.
Noninterest expense for the third quarter of 2024 was $11.8 million compared to $11.5 million for the comparable quarter in 2023. Noninterest expense for the nine months ended June 30, 2024, was $35.4 million compared to $34.2 million for the comparable period in 2023.
Balance Sheet, Asset Quality and Capital Adequacy Review
Total assets were $2.2 billion at June 30, 2024, compared with $2.3 billion at September 30, 2023.  The decrease of $59.6 million, or 2.6%, reflects the growth in cash and cash equivalents and total net loans outstanding, which were more than offset by decreases in investment securities available for sale.
Total net loans were $1.71 billion at June 30, 2024, up from $1.68 billion at September 30, 2023. Residential real estate loans were $713.4 million at June 30, 2024, compared with $713.3 million at September 30, 2023.  Commercial real estate loans increased to $847.6 million at June 30, 2024, compared with $822.0 million at September 30, 2023.  Commercial loans (primarily commercial and industrial) were $47.7 million compared with $48.1 million at September 30, 2023. Loans to states and political subdivisions were $48.1 million at June

30, 2024, and September 30, 2023.  Consumer loans were $50.0 million at June 30, 2024, compared to $48.2 million at September 30, 2023.
Nonperforming assets were $12.4 million, or 0.56% of total assets at June 30, 2024, compared to $14.4 million or 0.63% at September 30, 2023.  The allowance for credit losses to total loans was 0.89% at June 30, 2024, compared to 1.09% at September 30, 2023.   Foreclosed real estate was $3.2 million at June 30, 2024, compared to $3.3 million at September 30, 2023, reflecting one commercial property the Company is actively marketing.

Total deposits were $1.55 billion at June 30, 2024, compared with $1.66 billion at September 30, 2023. Core deposits were $989.8 million, or 64% of total deposits, at June 30, 2024, compared to $1.16 billion, or 70% of total deposits at September 30, 2023.
Noninterest bearing demand accounts at June 30, 2024, were $261.3 million, down 7% from September 30, 2023. Interest bearing demand accounts declined 16% to $290.6 million and money market accounts declined 22% to $287.3 million at June 30, 2024, from September 30, 2023.  The decreases reflect the continuing highly competitive interest rate environment.    Certificates of deposit increased $60.6 million or 12% to $564.5 million at June 30, 2024, compared to September 30, 2023. Included in the certificates of deposit increase is an increase of $29.1 million in brokered certificates of deposit. Total borrowings increased to $406.5 million at June 30, 2024, from $374.7 million at September 30, 2023.
The Bank maintained a strong capital position with a Tier 1 capital ratio of 9.8% at June 30, 2024, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $5.8 million to $225.5 million at June 30, 2024, from $219.7 million at September 30, 2023, primarily reflecting net income growth and a decrease in other comprehensive loss, offset in part by dividends paid to shareholders and the repurchase of 303,609 shares during the fiscal first quarter of 2024. Tangible book value per share at June 30, 2024, was $20.89 compared to $19.80 at September 30, 2023.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.2 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC.  ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	June 30,	September 30,
	2024	2023
	(dollars in thousands)
ASSETS
Cash and due from banks	$55,300	$39,008
Interest-bearing deposits with other institutions	72,699	46,394
Total cash and cash equivalents	127,999	85,402
Investment securities available for sale, at fair value	215,201	334,056
Investment securities held to maturity, at amortized cost
(net of allowance for credit losses of $0)	48,632	52,242
Loans, held for sale	140	250
Loans receivable (net of allowance for credit losses
of $15,298 and $18,525)	1,708,572	1,680,525
Regulatory stock, at cost	18,758	17,890
Premises and equipment, net	11,368	12,913
Bank-owned life insurance	39,678	39,026
Foreclosed real estate	3,195	3,311
Intangible assets, net	—	91
Goodwill	13,801	13,801
Deferred income taxes	5,797	6,877
Derivative and hedging assets	12,289	19,662
Other assets	28,204	27,200

TOTAL ASSETS	$2,233,634	$2,293,246

LIABILITIES
Deposits	$1,554,300	$1,661,016
Short-term borrowings	396,458	374,652
Other borrowings	10,000	—
Advances by borrowers for taxes and insurance	15,242	6,550
Derivative and hedging liabilities	7,565	9,579
Other liabilities	24,574	21,741

TOTAL LIABILITIES	2,008,139	2,073,538

STOCKHOLDERS' EQUITY
Common stock	181	181
Additional paid-in capital	182,889	182,681
Unallocated common stock held by the
Employee Stock Ownership Plan ("ESOP")	(5,670)	(6,009)
Retained earnings	160,770	151,856
Treasury stock, at cost	(104,050)	(99,508)
Accumulated other comprehensive loss	(8,625)	(9,493)

TOTAL STOCKHOLDERS' EQUITY	225,495	219,708

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,233,634	$2,293,246

ESSA BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$21,965	19,132	65,103	52,721
Investment securities:
Taxable	2,564	2,161	9,201	6,348
Exempt from federal income tax	11	11	32	32
Other investment income	1,122	461	3,066	1,337
Total interest income	25,662	21,765	77,402	60,438

INTEREST EXPENSE
Deposits	7,973	4,915	24,025	10,733
Short-term borrowings	3,380	1,606	9,100	3,691
Other borrowings	144	—	394	—
Total interest expense	11,497	6,521	33,519	14,424

NET INTEREST INCOME	14,165	15,244	43,883	46,014
(Release of) Provision for credit losses	(347)	150	(1,240)	450

NET INTEREST INCOME AFTER (RELEASE OF) PROVISION
FOR CREDIT LOSSES	14,512	15,094	45,123	45,564

NONINTEREST INCOME
Service fees on deposit accounts	719	782	2,089	2,343
Services charges and fees on loans	356	288	981	985
Loan swap fees	53	-	127	138
Unrealized loss on equity securities	(1)	(1)	(6)	(4)
Trust and investment fees	400	426	1,211	1,231
Gain on sale of loans, net	112	39	288	97
Earnings on bank-owned life insurance	220	196	652	582
Insurance commissions	133	145	395	459
Other	127	64	347	92
Total noninterest income	2,119	1,939	6,084	5,923

NONINTEREST EXPENSE
Compensation and employee benefits	6,771	6,622	20,190	20,154
Occupancy and equipment	1,170	1,068	3,627	3,223
Professional fees	1,218	1,223	3,282	3,581
Data processing	1,364	1,296	4,066	3,697
Advertising	116	181	491	535
Federal Deposit Insurance Corporation ("FDIC")
premiums	454	380	1,309	748
Foreclosed real estate	-	(1)	101	(4)
Amortization of intangible assets	-	47	91	142
Other	715	677	2,222	2,143
Total noninterest expense	11,808	11,493	35,379	34,219

Income before income taxes	4,823	5,540	15,828	17,268
Income taxes	909	1,144	3,015	3,321

NET INCOME	$3,914	$4,396	$12,813	$13,947

Earnings per share:
Basic	$0.41	$0.45	$1.34	$1.44
Diluted	$0.41	$0.45	$1.34	$1.44

Dividends per share	$0.15	$0.15	$0.45	$0.45

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2024	2023	2024	2023
	(unaudited)
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$ 2,171,985	$ 2,012,804	$ 2,199,980	$ 1,950,672
Total interest-earning assets	2,056,044	1,899,554	2,085,204	1,837,787
Total interest-bearing liabilities	1,649,117	1,495,520	1,682,086	1,431,090
Total stockholders’ equity	226,090	221,279	222,873	218,894

PER COMMON SHARE DATA:
Average shares outstanding - basic	9,517,948	9,734,708	9,560,306	9,716,593
Average shares outstanding - diluted	9,517,948	9,734,708	9,560,306	9,716,593
Book value shares	10,131,521	10,401,205	10,131,521	10,401,205

Net interest rate spread:	2.22%	2.85%	2.30%	3.04%
Net interest margin:	2.77%	3.22%	2.81%	3.34%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531